CONTACT: Janine Orf
                                                    Director, Investor Relations
                                                                  (314) 279-5443

                                                    Michele Katz/Connie Bienfait
                                                         Morgen-Walke Associates
                                                          Press: Frank Domondom/
                                                                      Tammy Rose
                                                                    212-850-5600

           MEMC ANNOUNCES FIRST QUARTER 1999 REVENUE AND NET EARNINGS

St. Peters, MO, April 12, 1999 - As previously announced on March 26, 1999, because of the current rights offering to the Company's stockholders other than VEBA Corporation and VEBA Zweite Verwaltungsgesellschaft mbH, MEMC Electronic Materials, Inc. (NYSE: WFR) today released information available regarding first quarter 1999 revenues and net earnings.

MEMC announced net sales of $159.8 million for the 1999 first quarter. In the 1998 fourth quarter, net sales totaled $153.8 million. In addition, for the 1999 first quarter, the Company announced a net loss of $50.3 million, or $1.19 per share, compared to a net loss in the 1998 fourth quarter of $65.1 million, or $1.61 per share, before after-tax restructuring charges of $5.3 million, or $0.13 per share. MEMC management has not completed its final review of the first quarter financial results. The results reported in this press release are preliminary. The review process will continue until the announcement of complete first quarter results.

MEMC plans to report complete first quarter results on Monday, April 26, 1999 after the market closes, with a conference call to follow on Tuesday, April 27, 1999 at 9:00 a.m. eastern time.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the rights in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. In any state or other jurisdiction where securities, blue sky laws or other laws require the rights offering to be made by a licensed broker or dealer, the rights offering will be deemed to be made on behalf of the Company by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction. The rights offering is being made only by means of a prospectus. A copy of the prospectus may be obtained from the information agent for the rights offering, Morrow & Co., Inc. Banks and brokerage firms should call 800-662-5200 and others should call 800-566-9061.

MEMC is a leading producer of silicon wafers in the world. The silicon wafer is the fundamental building block of semiconductors, which, in turn, are found in virtually all electronics applications, including computers, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems. Headquartered in St. Peters, MO, MEMC operates manufacturing facilities directly or through joint ventures in Italy, Japan, Malaysia, South Korea, Taiwan, and the United States.

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